                                                                    Exhibit 99.2

CHICAGO--(BUSINESS WIRE)--April 10, 2000--WorldPort Communications, Inc. (OTCBB:
WRDP - news) today announced the appointment of James L. Martin as chief technology officer, effective immediately. In this new post, Martin, 45, will oversee the development of WorldPort's European Data Centres and network.

Prior to WorldPort, Martin worked at Cable & Wireless and MCI, respectively. He managed the design, development and delivery of data centres to support initiatives relating to e-commerce, Web hosting and services utilizing Internet Protocol-based solutions.

"With years of experience building data centres and developing and managing networks, Jim Martin is a proven leader in the Internet industry and a great addition to the WorldPort team," said Carl J. Grivner, WorldPort Chairman and CEO. "At a time when WorldPort is beginning a new chapter, his knowledge and guidance will be instrumental in building the foundation of WorldPort's new business strategy."

WorldPort announced its new strategy last week, setting the stage for its early entry into the fast growing European market. The new strategy focuses on providing a full portfolio of professional and managed services to help clients implement their business-to-business solutions.

WorldPort Communications intends to provide a complete complex Web hosting service portfolio including network management, Internet monitoring, disaster recovery, and security solutions - providing end-to-end service to medium and large corporations and ISPs as well as allowing business customers to completely outsource mission-critical Internet operations.

Also joining WorldPort's senior management team is Letitia Bonthron as Corporate Controller. In this important role, Ms. Bonthron will work closely with Chief Financial Officer John T. Hanson managing the company's recording and financial regulatory reporting functions.

Cautionary note: This press release may contain certain statements of a forward-looking nature relating to future events or business performance. Any such statements that refer to WorldPort's future business, operating results or other non-historical facts are forward looking and reflect WorldPort's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, the factors detailed in WorldPort's filings with the Securities and Exchange Commission. These statements speak as of the date of this release, and WorldPort undertakes no obligation to update these statements in light of future events or otherwise.